UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2013

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2013 Executive Officer Base Salary

On January 17, 2013, the compensation committee of the board of directors of Curis, Inc. (the “Company”) approved base salaries for the 2013 fiscal year for the Company’s executive officers. The following table sets forth information regarding each executive officer’s 2013 base salary:

Name	2013 Base Salary (1)
Daniel R. Passeri	$465,000
Michael P. Gray	$360,000
Mark W. Noel	$230,000
Maurizio Voi, M.D.	$410,000

(1)	Base salary increases are effective January 1, 2013.

2013 Short Term Incentive Plan

On January 17, 2013, the compensation committee of the board of directors of the Company also approved a 2013 short-term cash incentive arrangement for executive officers, referred to herein as the cash incentive program. The cash incentive program is designed to motivate the Company’s executive officers to achieve specified performance objectives for fiscal 2013 and to reward them for their achievement assuming those objectives are met.

Eligibility. To be eligible, an executive officer must be designated by the compensation committee or independent board members as eligible to receive payments under the cash incentive program, must be serving as an executive officer at the time the award is paid and must have achieved a performance evaluation at a “meets expectations” or higher level within the Company’s evaluation framework. The compensation committee has determined that as of the date of the adoption of the plan, the following executive officers are eligible to participate in the cash incentive program: Daniel R. Passeri, Chief Executive Officer and President, Maurizio Voi, M.D., Chief Medical and Chief Development Officer, Michael P. Gray, Chief Operating and Chief Financial Officer, and Mark Noel, Vice President Technology Management and Intellectual Property.

Administration. The cash incentive program is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under the cash incentive program and has the right to amend, modify or terminate the cash incentive program at any time.

Awards. The compensation committee has established the following target short-term incentive payment amounts, referred to herein as target amounts, for each executive officer:

Designated Executive Officer	2013 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2013 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)

Daniel R. Passeri	$465,000	45%	$209,250

Maurizio Voi	$410,000	35%	$143,500

Michael P. Gray	$360,000	35%	$126,000

Mark Noel	$230,000	25%	$57,500

Total	$1,465,000	100%	$536,250

The compensation committee has established four weighted categories of corporate goals for 2013. The four categories of corporate goals for 2013 generally relate to the following:

•	the advancement of planned clinical trials of CUDC-427, both as a single agent and in combination in solid tumors and hematologic malignancies;

•	the advancement of planned clinical trials of CUDC-907, both as a single agent in advanced lymphomas and multiple myeloma and in a clinical study of CUDC-907 in combination in solid tumors;

•	completing the ongoing phase I clinical trial of CUDC-101 in locally advanced head and neck cancer patients and progressing preclinical efforts on establishing an oral formulation of CUDC-101; and

•	financial performance objectives, including cash management and capital objectives.

Each of the foregoing four categories has been further delineated into three levels of potential achievement: “Threshold;” “Target;” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the four categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount set forth above, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount set forth above, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount set forth above.

Distribution. The awards generally will be paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity or all equity, any such equity being issued pursuant to the Company’s 2010 Stock Incentive Plan. If the compensation committee determines that such payment will be made in whole or in part in the form of equity, the compensation committee shall have the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, will be made after the completion of fiscal year 2013 and no later than March 15, 2014.

Effect of Change in Control. In the event of the consummation of a change in control of the Company on or before December 31, 2013, short-term incentive amounts shall be paid out at 100% of target upon such change in control.

Executive Officer Employment Agreement

On January 18, 2013, the Company and Daniel R. Passeri, the chief executive officer and president of the Company, entered into a letter agreement effective as of December 31, 2012 (the “Letter Agreement”), pursuant to which the parties mutually agreed to extend the term of Mr. Passeri’s employment agreement dated as of September 18, 2007, as amended by a letter dated October 27, 2008 and a second amendment to employment agreement dated December 16, 2010 (collectively the “Employment Agreement”), until December 31, 2013.

The forgoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: January 18, 2013	By:	/s/ Michael P. Gray
Michael P. Gray
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated January 18, 2013, between Curis, Inc. and Daniel R. Passeri